Exhibit 99.1

AXIS CAPITAL PRICES OFFERING OF $550,000,000 OF 5.50% SERIES E PREFERRED SHARES

Pembroke, Bermuda, October 31, 2016

AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today announced that it has priced an offering of 22,000,000 depositary shares, each representing a 1/100th ownership interest in a share of its 5.50% Series E Preferred Shares, par value $0.0125 per share and a liquidation preference of $2,500.00 per share (equivalent to $25 per depositary share), or $550,000,000 in aggregate liquidation preference, at a price of $25 per depositary share. Each depositary share entitles the holder, through the depositary, to a proportional fractional interest in all rights, powers and preferences of the Series E Preferred Share represented by the depositary share. AXIS Capital has also granted the underwriters a 30-day option to purchase up to 2,000,000 additional depositary shares. The offering was made pursuant to an effective shelf registration statement and is expected to close on November 7, 2016, subject to customary closing conditions.

Dividends on the Series E Preferred Shares will be payable on a non-cumulative basis only when, as and if declared by our board of directors at a rate equal to 5.50% of the liquidation preference per annum. Upon the payment of any dividends on the Series E Preferred Shares, holders of depositary shares will receive a related proportionate payment.

AXIS Capital intends to apply to list the depositary shares on The New York Stock Exchange under the symbol “AXSprE.” AXIS Capital expects that, if the application is approved, trading of the depositary shares on the NYSE will commence within a 30-day period after initial delivery of the depositary shares.

AXIS Capital intends to use the net proceeds from the offering to redeem or repurchase all of its outstanding 6.875% Series C Preferred Shares, par value $0.0125 per share and a liquidation preference of $25 per share, equivalent to $400 million in aggregate liquidation preference, which are redeemable at AXIS Capital’s option at a price of $25.00 per share, plus declared and unpaid dividends, if any. Alternatively, AXIS Capital may repurchase all or a portion of the outstanding Series C Preferred Shares through privately negotiated purchases, open market transactions or otherwise. AXIS Capital intends to use any remaining net proceeds for general corporate purposes, which may include the repurchase of a portion of its outstanding common shares pursuant to its previously authorized share repurchase program.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC acted as Joint Book-Running Managers in the offering.

In no event will the information contained in this press release regarding the depositary shares and the Series E Preferred Shares represented thereby constitute an offer to sell or a solicitation of an offer to buy any depositary shares or any other securities of AXIS Capital, nor shall there be any sale of the depositary shares in any jurisdiction in which the offer or sale is not permitted. This offering may be made only by means of a prospectus supplement and accompanying prospectus. You may obtain a copy of the preliminary prospectus supplement, the final prospectus supplement, when available, and the prospectus from the SEC website at www.sec.gov. Alternatively, the underwriters will arrange to send you these documents if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, NC1-004-03-43, at 200 North College Street, 3rd Floor, Charlotte, NC 28255-001, Attention: Prospectus Department, by emailing dg.prospectus_requests@baml.com, or by calling toll-free: (800) 294-1322, Morgan Stanley & Co. LLC at 180 Varick Street, New York, New York 10014, Attention: Prospectus Delivery Department, by calling: (800) 584-6837 or by emailing: prospectus@morganstanley.com, UBS Securities LLC at 1285 Avenue of the Americas, New York, New York 10019, Attention: Prospectus Specialist or by calling (888) 827-7275 or Wells Fargo Securities, LLC at 608 2nd Avenue South, Suite 1000, Minneapolis, Minnesota 55402, Attention: WFS Customer Service, by calling toll-free: (800) 645-3751 or by emailing: wfscustomerservice@wellsfargo.com.

This press release does not constitute a notice of redemption or an obligation to issue a notice of redemption.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at September 30, 2016 of $6.0 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. federal securities laws. In some cases, these statements can be identified by the use of forward-looking words such as “may,” “should,” “could,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential,” “outlook,” “seeks,” “approximately” and “intend.” Forward-looking statements only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Accordingly there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in this press release. We believe these factors include but are not limited to those described under the caption “Risk Factors” set forth in our most recent report on Form 10-K and other documents on file with the Securities and Exchange Commission. These factors should not be construed as exhaustive. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact Linda Ventresca AXIS Capital Holdings Limited investorrelations@axiscapital.com (441) 405-2727	Media Contact Michael Herley Kekst michael-herley@kekst.com (212) 521-4897

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